Exhibit 99.1

Asbury Automotive Group Announces Completion of $200 Million Private Placement of Senior Subordinated Notes

STAMFORD, Conn., Dec. 23 — Asbury Automotive Group (NYSE: ABG) announced today that it raised $200 million of gross proceeds through a private placement of its 8% senior subordinated notes, due 2014.

Asbury intends to use the net proceeds of this issuance to repay indebtedness under its existing credit facility and for general corporate purposes including acquisitions. Certain Asbury subsidiaries did not guarantee the senior subordinated notes issued through the private placement.

The notes were offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The issuance of the notes was not registered under the Securities Act. Unless registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward- looking statements include statements relating to plans regarding the company’s financial position, results of operations and business strategy. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors and general economic conditions. There can be no guarantees the company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.